UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
August 1, 2006

Golf Trust of America, Inc.
(Exact Name of Registrant As Specified in its Charter)

Maryland	000-22091	33-0724736
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

10 North Adger’s Wharf, Charleston, SC  29401
(Address of principal executive offices) (Zip Code)

(843) 723-4653
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 10, 2006, GTA-IB, LLC, a wholly-owned subsidiary of Golf Trust of America, Inc. (the “Company”), received from Westin Management Company LP (“Westin”), in accordance with the Management Agreement (the “Management Agreement”) dated as of July 15, 2004 by and between Westin and GTA-IB, LLC, a second notice of default. The Management Agreement sets forth the terms of Westin’s management of the operations of the Westin Innisbrook Resort.  In accordance with the Management Agreement, Westin previously had sent to GTA-IB, LLC a first notice of default (such notice, together with the notice delivered by Westin on July 10, the “Westin Notices”).

The Westin Notices relate to GTA-IB, LLC’s alleged failure to provide certain requested funding to the Westin Innisbrook Resort. The Westin Notices alleged, among other things, that if GTA-IB, LLC failed to cure the default by August 1, 2006, then Westin would have the right to (i) terminate the Management Agreement on not less than five (5) days notice and (ii) pursue available remedies following an event of default.  GTA-IB, LLC has contested, and continues to contest, the defaults that Westin claims that GTA-IB, LLC has committed, including the defaults alleged by Westin in the Westin Notices. Moreover, the Company believes that if a third party determines that GTA-IB, LLC and the Company have not complied with all of their obligations under the Management Agreement, it is in part because of Westin’s non-compliance with its obligations thereunder.

The Management Agreement provides that GTA-IB, LLC shall pay to Westin, subject to the terms of the Management Agreement, a maximum termination fee of $5,900,000. The Management Agreement provides that the termination fee shall be reduced by $365 per day for each day elapsed from the effective date of the Management Agreement until the termination date; provided, however, that the termination fee shall not be reduced below $5,500,000.  GTA-IB, LLC has not received from Westin a notice of termination of the Management Agreement. As of August 3, 2006, the parties have mutually agreed upon a process to seek to negotiate a resolution of each party’s respective claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF TRUST OF AMERICA, INC.
(Registrant)
August 7, 2006	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer